EXHIBIT 99.1

For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS

FIRST QUARTER OPERATING RESULTS

BOARD APPROVES $3 MILLION STOCK REPURCHASE PROGRAM

DURANGO, Colorado (July 15, 2014) – Rocky Mountain Chocolate Factory, Inc. (Nasdaq Global Market: RMCF) (the “Company”) today reported its operating results for the first quarter of FY2015. The Company also announced that its Board of Directors has approved a new 3 million-share stock buyback program.

The Company franchises and operates gourmet chocolate and confection stores and manufactures an extensive line of premium chocolates and other confectionery products. Its controlled subsidiary, U-Swirl, Inc. (OTCQB: SWRL), franchises and operates self-serve frozen yogurt cafés. Rocky Mountain Chocolate Factory will host an investor conference call today at 4:15 p.m. Eastern Time to discuss its operating results and other topics of interest (see details below).

FIRST QUARTER HIGHLIGHTS

●

Net income attributable to RMCF shareholders totaled $711,334, or $0.12 per basic and $0.11 per diluted share, in the three months ended May 31, 2014, compared with net income attributable to RMCF shareholders of $1,179,307, or $0.19 per basic and diluted share, in the first quarter of the previous fiscal year.

●	The Company’s adjusted diluted earnings per share, a non-GAAP measure defined later in this release, declined to $0.14 in the first quarter of FY2015, compared with $0.19 in the prior-year quarter.

●	Adjusted EBITDA, a non-GAAP measure defined later in this release, declined 3.7 percent to $2,142,000 in the quarter ended May 31, 2014, versus $2,225,000 in the quarter ended May 31, 2013.

●

The Company’s majority-owned subsidiary, U-Swirl, Inc. (“U-Swirl”), reported a 124 percent improvement in net income, which totaled $376,563 in the most recent quarter, compared with net income of $168,079 in the first quarter of FY2014.

●

The Company’s total revenue increased 1.4 percent to approximately $10.3 million in the quarter ended May 31, 2014, compared with approximately $10.2 million in the quarter ended May 31, 2013. System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations decreased 0.3 percent in the first quarter of FY2015, when compared with the prior-year period. Same-store pounds of product purchased from the Company’s factory in Durango declined 4.9 percent from prior-year levels.

●

Factory sales decreased 6.6 percent in the three months ended May 31, 2014, relative to the prior-year quarter, while factory adjusted gross margins declined 160 basis points to 28.8 percent, from 30.4 percent a year earlier.

●

Retail sales rose 4.6 percent in the most recent quarter, when compared with the prior-year period, while retail gross margin improved to 67.1 percent of retail sales, versus 65.7 percent in the first quarter of FY2014.

●

Royalty and marketing fees increased 40.1 percent from the year-earlier quarter, primarily due to an increase of 72.1 percent in domestic franchise stores as a result of the acquisition of four self-serve frozen yogurt franchising companies by U-Swirl, Inc., the Company’s controlled subsidiary, during FY2014.

●	Franchise fees declined to $57,000 in the first quarter of FY2015, from $276,000 in the first quarter of FY2014.

●	Operating income declined 26.0 percent to $1,346,760 in the most recent quarter, compared with operating income of $1,819,029 in the first quarter of the previous fiscal year.

●

The Company’s franchisees and licensees opened 1 domestic Rocky Mountain Chocolate Factory store, 1 international licensed store, and 1 co-branded Cold Stone Creamery store during the first quarter of FY2015. The Company’s subsidiary, U-Swirl, Inc. opened 13 domestic and 2 international franchised or licensed self-serve frozen yogurt cafés in the three months ended May 31, 2014.

●	On June 13, 2014, the Company paid its 44th consecutive quarterly cash dividend to shareholders, in the amount of $0.11 per share.

●

The Company’s Board of Directors approved a new stock repurchase program that authorizes management to buy back up to $3 million worth of RMCF common shares in the open market or in private transactions. The Board also cancelled a previous stock repurchase program, under the terms of which the Company would have been able to buy back up to $1.2 million of RMCF shares.

MANAGEMENT COMMENTS

“While our operating results for the first quarter of Fiscal 2015 compared unfavorably with last year’s record first quarter, we remain optimistic that revenue and earnings for the full year ending February 28, 2015 (FY2015) will increase from prior-year levels,” stated Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc. “We believe that the first quarter was negatively impacted by harsh winter storms and a soft retail environment that resulted in lower foot traffic and a reduction in same-store sales in many of our retail venues, along with lower sales to third-party customers outside of our franchise store networks. In addition, last year’s first quarter benefited from international master license fees, whereas no new international licensing agreements were signed in the quarter ended May 31, 2014. Finally, the expiration of our previous chocolate purchasing contract resulted in an increase in raw materials costs in the most recent quarter. In light of the above factors, we are quite pleased that our adjusted EBITDA, a non-GAAP measure that does not include depreciation and amortization, equity compensation expense, and impairment and restructuring charges, declined less than 4 percent in the first quarter of Fiscal 2015, when compared with the corresponding quarter in the previous fiscal year.”

“While we believe our shareholders will benefit significantly from an accelerated Rocky Mountain Chocolate Factory international franchising initiative and U-Swirl’s consolidation strategy within the frozen yogurt industry, it is important for investors to recognize that specific quarterly results can be impacted, positively or negatively, by ‘timing issues’ related to these activities. For example, last year’s first quarter benefited from fees we received upon the signing of new international licensing agreements. During Fiscal 2015, on the other hand, we received no master licensing fees in the first quarter, but we expect to record fees from new international licensees during the balance of the fiscal year. Although such fees, along with initial shipments of factory product to new stores in foreign countries, shipments to third-party customers, and potential future acquisitions by U-Swirl, should benefit our annual operating results, the timing of such events can cause future quarterly results to fluctuate more than in the past.”

“We are very pleased to report that our self-serve frozen yogurt controlled subsidiary, U-Swirl, Inc., posted a 46 percent increase in revenue and a 124 percent improvement in net income during the first quarter of Fiscal 2015,” continued Merryman. “U-Swirl is beginning to realize meaningful ‘economies of scale’ as a result of its aggressive consolidation strategy within the self-serve frozen yogurt segment of the $6 billion away-from-home frozen desserts industry. The subsidiary expanded its network of franchised, licensed and company-operated frozen yogurt cafés by more than 300 percent in Fiscal 2014 and is now focused on cost savings and operating efficiencies that can be achieved as these cafés are fully integrated into the organization. While management is currently in discussions with a number of additional franchisors of frozen yogurt cafés regarding acquisition opportunities, U-Swirl management will devote most of Fiscal 2015 towards assuring a smooth assimilation of last year’s acquisitions under the U-Swirl corporate umbrella.”

“We were very pleased with our earnings recovery in Fiscal 2014 and believe Fiscal 2015 has the potential to be a record year for the Company,” stated Frank Crail, founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “The actions we are taking to improve shareholder value are bolstered by our strong financial position, and our confidence in the future is evidenced by the Board of Directors’ approval of a new $3 million stock repurchase program. At the end of our first quarter, cash and cash equivalents on our balance sheet approximated $9.8 million, which represented a 67% increase since the end of February 2014. Our current ratio stood at 2.2-to-1.0, and our capital structure was comprised of $6.4 million in long-term debt, $1.1 million in deferred income taxes and $23.8 million in stockholders’ equity. We believe the outlook for our Company is bright and look forward to reporting upon our further progress during the course of Fiscal 2015.”

FIRST QUARTER OPERATING RESULTS

For the three months ended May 31, 2014, revenue increased 1.4 percent to approximately $10.3 million, compared with revenue of approximately $10.2 million in the quarter ended May 31, 2013. The first quarter revenue increase was attributable to higher royalty and marketing fees and increased retail sales from Company-owned stores, partially offset by lower factory sales and a reduction in franchise fees, relative to the prior-year period.

System-wide, same-store sales at the Company’s domestic Rocky Mountain Chocolate Factory store locations decreased 0.3 percent in the most recent quarter when compared with the first quarter of FY2014.

Total factory sales declined 6.6 percent to approximately $5.9 million in the first quarter of FY2015, versus approximately $6.3 million in the first quarter of FY2014, due primarily to a 10.8 percent decrease in shipments of product to customers outside of the Company’s network of franchised and licensed retail stores, along with a 6.2 percent decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation and a 4.9 percent decrease in same-store pounds purchased by the Company’s franchisees. Factory adjusted gross margin declined by 160 basis points to 28.8 percent of factory sales in the most recent quarter, compared with 30.4 percent a year earlier. The decrease in factory gross margin was due primarily to a decline in manufacturing efficiencies associated with 14.3 percent lower production volume and increased costs of certain materials, including chocolate, relative to the first quarter of the previous fiscal year.

Retail sales increased 4.6 percent to approximately $2.0 million, from approximately $1.9 million in the prior-year period, primarily due to an increase in units in operation resulting from the acquisition of six Company owned stores in the prior fiscal year. Same-store sales at Company-owned locations decreased 2.7 percent in the quarter ended May 31, 2014 when compared with the quarter ended May 31, 2013. Retail gross margin improved to 67.1 percent of retail sales in the first quarter of FY2015, from 65.7 percent of retail sales in the first quarter of FY2014, due to an increase in U-Swirl stores in operation and associated higher margins.

Royalty and marketing fees rose 40.1 percent to approximately $2.4 million in the most recent quarter, compared with approximately $1.7 million a year earlier, due to a 72.1 percent increase the number of domestic franchise stores in operation that primarily reflected U-Swirl’s acquisition of the CherryBerry, Yogli Mogli and Fuzzy Peach franchise systems and the associated increase in franchise revenue, partially offset by a decrease in the average number of domestic Rocky Mountain Chocolate Factory franchised stores in operation. During the first quarter of FY2015, Rocky Mountain Chocolate Factory franchisees and licensees opened 1 new domestic store, 1 new co-branded Cold Stone Creamery store, and 1 international store. U-Swirl franchisees and licensees opened 13 domestic and 2 international new cafés during the three months ended May 31, 2014. Complete lists of stores are available on the Company’s websites at www.rmcf.com and www.u-swirl.com.

Franchise fees declined 79.2 percent to approximately $57,400 in the quarter ended May 31, 2014, versus approximately $276,400 in year-earlier quarter, as a result of fees associated with license agreements for the development and franchising of Rocky Mountain Chocolate Factory stores in South Korea and the Kingdom of Saudi Arabia being recognized in the first quarter of FY2014 and no international license fees being recognized in the first quarter of FY2015.

Net income attributable to the Company’s shareholders decreased 39.7 percent to $711,334, or $0.12 per basic and $0.11 per diluted share, in the most recent quarter, compared with net income attributable to RMCF shareholders of $1,179,307, or $0.19 per basic and diluted share, in the quarter ended May 31, 2013. The year-over-year decline in net income was due primarily to lower franchise fees, a decline in factory revenue and a decrease in factory adjusted gross margins, partially offset by an increase in U-Swirl’s net income.

The Company’s U-Swirl subsidiary generated a 124 percent increase in net income, which totaled $376,563 in the first quarter of FY2015, compared with net income of $168,079 in the prior-year quarter.

Adjusted net income (a non-GAAP financial measure defined later in this release) for the three months ended May 31, 2014 decreased 22.6 percent to $924,000, or $0.14 per diluted share, compared with $1,194,000, or $0.19 per diluted share in the first quarter of the previous fiscal year.

Non-GAAP Financial Measures

Adjusted EBITDA, a non-GAAP financial measure, is computed by adding depreciation and amortization, equity compensation expenses, impairment charges, restructuring charges, and acquisition-related costs to GAAP income from operations.

Adjusted net income, a non-GAAP financial measure, is computed by adding equity compensation expenses, impairment charges, restructuring charges and acquisition-related costs to GAAP net income and deducting the net fair value adjustment related to the convertible note between RMCF and SWRL from GAAP net income. These figures are adjusted to reflect a federal and state statutory tax rate of 37 percent.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. We believe that the non-GAAP financial measures presented provide additional analytical information on the nature of ongoing operations excluding expenses not expected to recur in future periods, non-cash charges and variations in the effective tax rate among periods. For example, we believe that adjusted EBITDA and adjusted earnings per share are useful to investors because they provide a measure of operating performance and our ability to generate cash that is unaffected by non-cash accounting measures and non-recurring expenses. However, due to these limitations, we use adjusted EBITDA and adjusted earnings per share as measures of performance only in conjunction with GAAP measures of performance such as income from operations and net income.

Cash Dividends

On June 13, 2014, the Company paid its 44th consecutive quarterly cash dividend, in the amount of $0.11 per share, to shareholders of record at the close of business on June 3, 2014.

Investor Conference Call

The Company will host an investor conference call today, July 15, 2014, at 4:15 p.m. Eastern Time, to discuss its operating results for the quarter ended May 31, 2014, along with other topics of interest. To participate in the conference call, please dial 1-877-374-8416 (international and local participants dial 412-317-6716) approximately five minutes prior to 4:15 p.m. EST today, July 15, 2014 and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call.”

A replay of the conference call will be available one hour after completion of the call until Tuesday, July 22, 2014 at 5:00 pm EDT by dialing 877-344-7529 (international and local participants dial 412-317-0088) and entering the conference I.D. # 10049158.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. As of July 14, 2014 the Company, its subsidiary and its franchisees operated 653Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores in 42 states, Canada, Japan, South Korea, The United Arab Emirates, Pakistan and Turkey. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “RMCF.” The common stock of U-Swirl, Inc. trades on the OTCQB market under the symbol “SWRL.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information. Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, the success of international expansion efforts, including but not limited to new store openings, the success of U-Swirl, Inc. and other risks. Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise. The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 375-5678

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during
	three months ended	Stores open as of
	May 31, 2014	May 31, 2014
United States
Rocky Mountain Chocolate Factory
Franchise Stores	1	212
Company-Owned Stores	0	6
Cold Stone Creamery	1	65
International License Stores	1	69
U-Swirl, Inc.
Franchise Stores	13	279
Company-Owned Stores	0	13
International License Stores	2	6
Total	18	650

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	May 31, 2014	February 28, 2014
Current Assets	$19,311	$16,992
Total Assets	$39,599	$37,466
Current Liabilities	$8,732	$7,958
Stockholder's Equity	$23,816	$22,165

Interim Unaudited

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended May 31,		Three Months Ended May 31,
	2014	2013	2014	2013
Revenues
Factory sales	$5,870	$6,285	56.9%	61.8%
Royalty and marketing fees	2,414	1,723	23.4%	16.9%
Franchise fees	57	276	0.6%	2.7%
Retail sales	1,981	1,893	19.2%	18.6%
Total Revenues	10,322	10,177	100.0%	100.0%

Costs and expenses
Cost of sales	4,833	5,027	46.8%	49.4%
Franchise costs	546	479	5.3%	4.7%
Sales and marketing	646	505	6.3%	5.0%
General and administrative	1,411	1,271	13.7%	12.5%
Retail operating	1,040	841	10.1%	8.3%
Depreciation and amortization	374	236	3.6%	2.3%
Restructuring and acquisition related charges	125	-	1.2%	0.0%
Total Costs and Expenses	8,975	8,359	87.0%	82.1%

Income from operations	1,347	1,818	13.0%	17.9%

Other income (expense)
Interest expense	(61)	-	-0.6%	0.0%
Interest income	12	12	0.1%	0.1%
Investment gain		-
Other, net	(49)	12	-0.5%	0.1%

Income before income taxes	1,298	1,830	12.6%	18.0%

Provision for income taxes	361	584	3.5%	5.7%

Consolidated Net income	937	1,246	9.1%	12.2%

Less: Net (loss) income attributable to non-controlling interest	226	67	2.2%	0.7%

Net income attributable to RMCF	$711	$1,179	6.9%	11.6%

Basic Earnings Per Common Share	$0.12	$0.19
Diluted Earnings Per Common Share	$0.11	$0.19

Weighted Average Common Shares Outstanding	6,159,086	6,074,332

Dilutive Effect of Employee Stock Options	329,192	237,416

Weighted Average Common Shares Outstanding, Assuming Dilution	6,488,278	6,311,748

GAAP RECONCILIATION

EBITDA EXCLUDING IMPAIRMENT CHARGES AND EQUITY COMPENSATION

(in thousands)

	Three Months Ended May 31,		Change
	2014	2013
GAAP: Income from Operations	$1,347	$1,818	25.9%
Depreciation and Amortization	374	236
Equity Compensation Expense	296	171
Impairment and Restructuring	125	-
Non-GAAP, adjusted EBITDA	$2,142	$2,225	-3.7%

GAAP RECONCILIATION

ADJUSTED DILUTED EARNINGS PER SHARE

(in thousands, except share and per share data)

	Three Months Ended May 31,		Change
	2014	2013
GAAP: Net Income	$711	$1,179	-39.7%
Income tax adjustment to Statutory Rate of 37%	(119)	(93)
Equity Compensation Expense	186	108
Impairment and Restructuring	79	-
Net expense on derivative fair value	67	-
Non-GAAP, adjusted Net Income	$924	$1,194	-22.6%

Non-GAAP, adjusted Diluted Earnings Per Share	$0.14	$0.19	-26.3%